Exhibit 3.1
CHARTER
OF
GREEN BANKSHARES, INC.
(Restated pursuant to Item 601(b)(3)(i) of Regulation S-K to reflect all amendments to date)
     1. The name of the Corporation is GREEN BANKSHARES, INC.
     2. The duration of the Corporation is perpetual.
     3. The address of the principal office of the Corporation in the State of Tennessee shall be 110 North Main Street, Greeneville, Greene County, Tennessee.
     4. The Corporation is for profit.
     5. The purposes for which the Corporation is organized are:
          a) To carry on the business of a bank holding company, as defined in the federal Bank Holding Company Act of 1956, as amended, and to do all acts and things now and hereinafter permitted to be done by such a company.
          b) To acquire by purchase, subscription, or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon. The term “securities” as used in this Charter shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security or, in general, any interests or instruments commonly known as “securities” or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warranties or rights to subscribe to or purchase, any of the foregoing.
          c) To make, establish and maintain investments in securities, and to supervise and manage such investments.

          d) To cause to be organized under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, one or more corporations, firms, organizations, associations or other entities and to cause the same to be dissolved, wound up, liquidated, merged or consolidated.
          e) To acquire by purchase or exchange, or by transfer to, or by merger or consolidation with, the Corporation or any corporation, firm, organization, association, or other entity owned or controlled, directly or indirectly, by the Corporation, or to otherwise acquire, the whole or any part of the business, good will, rights, or other assets of any corporation, firm, organization, association or other entity, to operate and/or carry on the business of same, and to undertake or assume in connection therewith the whole or any part of the liabilities and obligations thereof, to effect any such acquisition in whole or in part by delivery of cash or other property, including securities issued by the Corporation, or by any other lawful means.
          f) To aid by loan, subsidy, guaranty or in any other lawful manner any corporation, firm, organization, association or other entity of which any securities are in any manner directly or indirectly held by the Corporation or in which the Corporation or any such corporation, firm, organization, association or entity may be or become otherwise interested, to guarantee the payment of dividends of any stock issued by any such corporation, firm, organization, association or entity, to guarantee with or without recourse against any such corporation, firm or organization, association or entity or to assume the payment of the principal of, or the interest on, any obligations issued or incurred by such corporation, firm, organization, association or entity, to do any and all other acts and things for the enhancement, protection or preservation of any securities which are in any manner, directly or indirectly held, guaranteed or assumed by the Corporation, and to do any and all acts and things designed to accomplish any such purpose.
          g) To borrow money for any business, object or purpose of the Corporation from time to time, without limit as to amount, to issue any kind of evidence of indebtedness, whether or not in connection with borrowing money, including evidences of indebtedness convertible into stock of the Corporation, to secure the payment of any evidence of indebtedness by the creation of any interest in any of the property or rights of the Corporation, whether at that time owned or thereafter acquired.
          h) To render service, assistance, counsel and advice to, and to act in any capacity as representative or agent (whether managing, operating, financial, purchasing, selling, advertising or otherwise) of any corporation, firm, organization, association, or other entity,
          i) To engage in any lawful business and in connection therewith to do any lawful act in furtherance of or otherwise necessary or convenient to such business.
     The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect any or all of the foregoing purposes, or to further any or all of the foregoing powers, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner the exercise by the Corporation of the general powers of the State of Tennessee conferred upon corporations formed under the Tennessee General Corporation Act.

     6. The maximum number of shares which the Corporation shall have the authority to issue is:
          a) One Hundred Thirty (130) shares of Organizational Common Stock with a par value of Ten Dollars ($10.00) per share, which stock shall be callable by the Corporation at any time at the par value thereof by action of a majority of the Board of Directors.
          b) Twenty million (20,000,000) shares of Common Stock, with a par value of Two Dollars ($2.00) per share. Each share of Common Stock shall be entitled to one vote. No holder of any Common Stock of the Corporation, now or hereafter authorized, shall have any right, as such holder, to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation, or any securities or obligations convertible into, or exchangeable for, or any right, warrant or option to purchase, any shares of any class which the Corporation may at any time hereafter issue or sell, whether now or hereafter authorized, but any and all such stock, securities, obligations, rights, warrants or options may be issued and disposed of by the Board of Directors to such persons, firms or corporations, and for such lawful consideration and on such terms as the Board of Directors in its discretion may, from time to time, determine, without first offering the same to the shareholders of the Corporation.
          c) One million (1,000,000) shares of preferred stock, no par value per share. The preferred stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock.
          d) Fixed Rate Cumulative Perpetual Preferred Stock, Series A.
          A. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 72,278.
          B. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.
          C. Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Annex A hereto) as defined below:
          (a) “Common Stock” means the common stock, $2.00 par value per share, of the Corporation.

          (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
          (c) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
          (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
          (e) “Minimum Amount” means $18,069,500.
          (f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
          (g) “Signing Date” means the Original Issue Date.
          D. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
     6A. a)(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered at any annual or special meetings of shareholders may be made by the Board of Directors or by any shareholder of the Corporation who was a shareholder of record both at the time of giving of notice provided for in this Section and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section.
          (2) For nominations or other business to be properly brought before an annual or special meeting by a shareholder pursuant to paragraph (a) (1) of this Section, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for action by shareholders. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation no less than 40 days nor more than 60 days prior to the scheduled date of such meeting in which the matter is to be acted upon; except that if notice or public disclosure of the meeting is effected fewer than 50 days before the meeting, such written notice must be delivered to the Secretary of the Corporation not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. In no event shall notice or public announcement of a postponement or adjournment of such meeting to a later date or time commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (y) the number of each class of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.
          (3) Notwithstanding anything in the second sentence of paragraph (a) (2) of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.
          b)(1) Only such persons who are nominated in accordance with the procedures set forth in this Section shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective nomination or proposal be disregarded.
          (2) For purposes of this Section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
          (3) Notwithstanding the foregoing provisions of this Section, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section. Nothing in this Section shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
          7. The Corporation will not commence business until consideration of One Thousand Dollars ($1,000.00) has been received for the issuance of shares.
     7A. Number of Directors. The Board of Directors shall consist of not less than three (3) or more than fifteen (15) members, unless all of the outstanding stock of the Corporation is owned of record by less than three (3) shareholders, in which case the number of directors may be less than three (3), but not less than the number of shareholders of record. The exact number within such maximum and minimum numbers shall be determined from time to time in accordance with the relevant provisions of the Corporation’s Bylaws.
     7B. The directors shall be divided into three classes designated as Class I, Class II and Class III, each class to be as nearly equal in number as possible. The term of office of the Class I directors shall expire at the first annual meeting of the shareholders after the date on which this provision of the Charter first becomes effective. The term of office of the Class II directors shall expire at the second annual meeting of shareholders after the date on which this provision of the Charter first becomes effective. The term of office of the Class III directors shall expire at the end of the third annual meeting after this provision of the Charter first becomes effective. Thereafter, at each annual meeting of shareholders of the Corporation, directors of classes the terms of which expire at such annual meeting shall be elected for terms of three years. Notwithstanding any of the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until his or her successor is elected and has qualified or until the director’s death, retirement, resignation or removal. Should a vacancy occur or be created, any director elected or appointed to fill such vacancy shall serve for the full term of the class in which the vacancy occurs or is created. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal in number as possible.
          8. a) The Board of Directors may take, on written consent without a meeting, any action which it could take by means of a regularly called and held meeting, provided that such written consent sets forth the action so taken and is signed by all of the Directors.
          b) The Board of Directors shall have the power by majority vote of the Directors present at a meeting at which a quorum is present to adopt, amend, or repeal any of the By-Laws of the Corporation, but any By-Law adopted by the Board may be amended or repealed by affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon.
          c) The Corporation from time to time may provide either directly, or indirectly through the purchase of insurance, for the indemnification of directors, officers, employees and agents of the Corporation and of any of its subsidiaries to the fullest extent permitted by law.
          d) The shareholders of the Corporation shall not have preemptive rights.
          e) The Board of Directors shall have authority to issue bonds, debentures, notes or other obligations of this Corporation and to fix all the terms thereof, including without limitation the convertibility or nonconvertibility thereof.
          f) Any part of the authorized capital stock and any bonds, debentures, notes or other obligations of the Corporation may at any time, to the extent permitted by law, be issued, optioned or reserved for sale, sold or disposed of by the Corporation pursuant to appropriate action by the Board of Directors, to such parties and upon such terms as the Board shall deem proper.

          g) The Corporation shall have the right to purchase its own shares and to pay dividends and make distributions of property to the extent of unreserved and unrestricted earned or capital surplus available therefor.
          h) There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation.
          i) Special meetings of shareholders may be called at any time, but only by the board of directors or a committee of the board of directors that has been duly designated by the board of directors.
          j) “Control share acquisitions,” as defined in Section 48-35-302 of the Tennessee Code, respecting the shares of the Corporation shall be governed by and subject to the provisions of the Tennessee Control Share Acquisition Act, and Sections 48-35-308 and 49-35-309 of the Tennessee Control Share Acquisition Act shall apply to the Corporation.
          9. a) Voting Requirement. In addition to any affirmative vote required by law or any other Section of this Charter, and except as otherwise expressly provided in Subsection b of this Section 9, any Business Combination (as defined herein) shall require an affirmative vote of (i) eighty percent (80%) of the votes entitled to be cast by all holders of Voting Stock (as defined herein) voting together as a single class at a meeting of shareholders called for such purpose and in addition thereto, (ii) a majority of the votes entitled to be cast by all holders of Voting Stock, other than shares of Voting Stock which are Beneficially Owned (as defined herein) by the Interested Shareholder (as defined herein), voting together as a single class at a meeting of shareholders called for such purpose. Such affirmative vote shall be required notwithstanding the fact that a vote would not otherwise be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.
          b) When Voting Requirement Not Applicable. The provisions of Subsection a of this Section 9 shall not be applicable to any Business Combination which shall have been approved by a majority of the Disinterested Directors (as defined herein) or as to which all of the conditions specified in Subsections b(1), b(2) and b(3) shall have been met.
          (1) Fair Prices. The aggregate amount per share of the cash and the Fair Market Value (as defined herein), as of the Announcement Date (as defined herein), of the consideration other than cash to be received in such Business Combination by holders of shares of the respective classes and series of outstanding capital stock of the Corporation shall be at least equal to the highest of the following:
     a) if applicable, the highest per share price (adjusted for any subsequent stock dividends, splits, combinations, recapitalization, reclassifications or other such reorganizations) paid to acquire any shares of such respective classes and series Beneficially Owned (as defined herein) by the Interested Shareholder during the Pre-announcement Period (as defined herein).
     b) The highest per share price (adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations)

paid to acquire any shares of such respective classes and series Beneficially Owned by the Interested Shareholder in the transaction in which the Interested Shareholder became an Interested Shareholder.
     c) The Fair Market Value per share of such respective classes and series on the Announcement Date (as defined herein).
     d) The Fair Market Value per share of such respective classes and series on the Determination Date (as defined herein).
     e) The amount per share of any preferential payment to which shares of such respective classes and series are entitled in the event of a liquidation, dissolution or winding up of the Corporation.
          (2) Form of Consideration. The consideration to be received by holders of each particular class and series of outstanding capital stock of the Corporation in a Business Combination shall be (i) cash or (ii) if the majority of the shares of any particular class or series of the capital stock of the Corporation Beneficially Owned by the Interested Shareholder shall have been acquired for a consideration in a form other than cash, the same form of consideration used to acquire the largest number of shares of such class or series previously acquired and Beneficially Owned by the Interested Shareholder.
          (3) Other Requirements. After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, except as approved by a majority of the Disinterested Directors, there shall have been
     a) No failure to declare and pay in full, when and as due, any dividends on any class or series of Preferred Stock (as defined herein) (whether cumulative or not), except on any class or series of Preferred Stock as to which dividends were in arrears on the Determination Date;
     b) No reduction in the periodic rate of dividends on the Corporation’s Common Stock below the dividends paid during the dividend period of the Corporation ended immediately prior to the Determination Date, except any reduction in dividends necessary to fairly reflect any stock dividend, split, recapitalization, reclassification or other such reorganization;
     c) No failure to increase the periodic rate of any dividends per share paid on the Corporation’s Common Stock to fairly reflect any stock combination, recapitalization, reclassification or other such reorganization which has the effect of reducing the number of outstanding shares of Common Stock;
     d) No increase in the number of shares of the capital stock of the Corporation Beneficially Owned by the Interested Shareholder, except (i) as a part of the transaction that resulted in the Interested Shareholder becoming an Interested Shareholder or (ii) to consummate the Business Combination in compliance with the provisions of this Section 9;

     e) No loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or its subsidiaries for the benefit, directly or indirectly, of the Interested Shareholder, whether in anticipation of or in connection with such Business Combination or otherwise;
     f) No material change in the Corporation’s business or capital structure or the business or capital structure of any subsidiary of the Corporation effected, directly or indirectly, by or for the benefit of the Interested Shareholder; and
     g) A proxy or information statement mailed at least thirty (30) days prior to the completion of the Business Combination to all the holders of Voting Stock (whether or not shareholder approval of the Business Combination is required) which proxy or information statement shall (i) describe the Business Combination, (ii) include in a prominent place the recommendations, if any, of a majority of the Disinterested Directors as to the advisability or inadvisability of the Business Combination, (iii) if deemed advisable by a majority of the Disinterested Directors, include an opinion of a reputable investment banking firm or other expert as to the fairness or unfairness of the terms of the Business Combination from the point of view of the shareholders other than the Interested Shareholder (such investment banking firm to be selected by a majority of the Disinterested Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion), and (iv) be responsive to the pertinent provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any laws supplementing or superseding such Act, rules and regulations, whether or not such proxy or information statement is required by law to be furnished to any holder of Voting Stock.
     c) Definitions. As used in this Section 9:
     (1) “Business Combination” means any of the transactions described below:
     a) Any merger or consolidation of the Corporation or any Subsidiary (as defined herein) with (i) any Interested Shareholder or (ii) any corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as defined herein) of an Interested Shareholder.
     b) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, (i) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets (including securities) of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more or (ii) to or with the Corporation or any Subsidiary of any assets (including securities) of any Interested Shareholder or any Affiliate of an Interested Shareholder having an aggregate Fair Market Value of $1,000,000 or more.
     c) The issuance or transfer by the Corporation or any Subsidiary in one transaction or a series of transactions, of any securities of the Corporation or any Subsidiary to any Interested Shareholder or an Affiliate of any Interested Shareholder in

exchange for cash, securities or other property, or a combination thereof, having an aggregate Fair Market Value of $1,000,000 or more.
     d) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder.
     e) Any reclassification of securities (including any reverse stock split) or any recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities of the Corporation or any Subsidiary (including securities convertible into equity securities) which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.
     f) Any other transaction or series of transactions that is similar in purpose or effect to those referred to in (a) through (e) of this Subsection c(1).
          (2) “Voting Stock” means the Common Stock and those classes of Preferred Stock which would then be entitled to vote in the election of directors.
          (3) “Beneficially Owned,” with respect to any securities, means the right or power (directly or indirectly through any contract, understanding or relationship) (i) to vote or direct the voting of such securities, (ii) to dispose or direct the disposition of such securities, or (iii) to acquire such voting or investment power, whether such right or power is exercisable immediately or only after the passage of time.
          (4) “Interested Shareholder” means any Person (as defined herein) or member of a Group of Persons (as defined herein) who or which, together with any Affiliate or Associate (as defined herein) of such Person or member, Beneficially Owns (within the meaning of Subsection c(3) above) ten percent or more of the outstanding Voting Stock of the Corporation.
          (5) “Person” means any individual, firm, corporation, partnership, joint venture or other entity.
          (6) “Group of Persons” means any two or more Persons who or which are acting or have agreed to act together for the purpose of acquiring, holding, voting or disposing of any Voting Stock of the Corporation.
          (7) “Disinterested Director” means any member of the Board of Directors of the Corporation who is not an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder and who (i) was a member of the Board of Directors prior to the time the Interested Shareholder became an Interested Shareholder or (ii) was elected or recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

          (8) “Fair Market Value” means (i) in the case of stock, the highest sale price during the 30-day period immediately preceding the date in question of a share of such stock on the NASDAQ National Market System, or if such stock is listed on an exchange registered under the Securities Exchange Act of 1934, on the principal exchange on which such stock is listed, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith, and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.
          (9) “Pre-announcement Period” means the two-year period ending at 11:59 P.M., Greeneville time, on the Announcement Date.
          (10) “Announcement Date” means the date of the first public announcement of the proposal of the Business Combination.
          (11) “Determination Date” means the date on which the Interested Shareholder becomes an Interested Shareholder.
          (12) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.
          (13) “Affiliate,” used to indicate a relationship with a specified Person, means another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.
          (14) “Associate,” used to indicate a relationship with a specified Person, means (i) any corporation or other similar organization (other than the Corporation or a Subsidiary) of which such specified Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or estate in which such specified Person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such person and (iv) any other Person or Affiliate of a Person who directly or indirectly has received more than $50,000 for services or property from the specified Person or from an Affiliate of the specified Person during any year of the preceding five calendar years or who can reasonably be expected to receive more than such amount in the current calendar year under any existing agreement or agreements or understandings with such specified Person or an Affiliate of such specified Person.
          (15) “Preferred Stock” means all classes or series of the Corporation’s capital stock other than Common Stock.
          d) Power of Disinterested Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Section 9, including without limitation (i) whether a Person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether the requirements of Section b have been met with respect to any Business Combination, and (v) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Section 9.
          e) No Effect on Preferential Rights. The provisions of this Section 9 shall not affect in any way the amount or form of consideration that any holder of shares of the Corporation’s capital stock is entitled to receive upon the liquidation or dissolution of the Corporation or any other preferential rights of the holders of such shares.
          f) No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Section 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
          g) Amendment or Repeal. In addition to any affirmative vote required by law, an affirmative vote at least equal to the vote of eighty percent (80%) of the votes entitled to be cast by all holders of Voting Stock voting together as a single class, and in addition thereto (ii) a majority of the votes entitled to be cast by all holders of Voting Stock, other than shares of Voting Stock which are Beneficially Owned by an Interested Shareholder, voting together as a single class, shall be required to amend or repeal, or adopt any charter provisions inconsistent with, this Section 9. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.
     10. Indemnification.
          a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Tennessee law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) seasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators, provided, however, that, except as provided in Section b hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
     The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expense”), provided, however, that if the Tennessee law requires, an advancement of expense incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the following:
          (1) delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise
          (2) delivery to the Corporation by the indemnitee of a written affirmation by the indemnitee of his good faith belief that he has (a) conducted himself in good faith, and (b) he reasonably believed in the case of his official capacity with the Corporation, that his conduct was in its best interest, (c) he reasonably believed in all other cases, that his conduct was at least not opposed to its best interest and (d) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful
          (3) a determination is made on the facts then known to those making the determination would not preclude indemnification under Tennessee law
          b) Rights of Indemnitee to Bring Suit. If a claim under Section a of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any such suit by the Corporation to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the

Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of providing that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.
          c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Amended and Restated Charter, by-law, agreement, vote of Shareholders or Disinterested Directors or otherwise.
          d) Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     11. Elimination of Liability in Certain Circumstances. A director of this corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its Shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) or under TCA 48-18-304. No provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provisions become effective.

ANNEX A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:
     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
     (c) “Articles of Amendment” means the Articles of Amendment filed with the Secretary of State of the State of Tennessee by Green Bankshares, Inc. creating the Designated Preferred Stock.
     (d) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
     (e) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (f) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
     (g) “Certificate of Designations” means the Articles of Amendment, of which these Standard Provisions form a part, as may be amended from time to time.
     (h) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.
     (i) “Dividend Period” has the meaning set forth in Section 3(a).

     (j) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (k) “Liquidation Preference” has the meaning set forth in Section 4(a).
     (l) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
     (m) “Preferred Director” has the meaning set forth in Section 7(b).
     (n) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.
     (o) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
     (p) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (q) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
     (r) “Successor Preferred Stock” has the meaning set forth in Section 5(a).
     (s) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
     (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in

Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
     Section 5. Redemption.
     (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     (f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.
     (a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
     (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3 % of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof other than as set forth herein or in the Charter or as provided by applicable law.

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